                                                                  Exhibit 99




Analyst contact:
Dennis E. McDaniel
Vice President, Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com



For Immediate Release


                         OHIO CASUALTY CORPORATION
                ANNOUNCES THIRD QUARTER CATASTROPHE ESTIMATE


FAIRFIELD, Ohio, October 13, 2005 --- Ohio Casualty Corporation (Nasdaq:OCAS) today announced that it estimates total net catastrophe losses for third quarter 2005 to be approximately $11.6 million after-tax. Approximately $9.8 million of the estimated catastrophe losses are related to damage incurred from Hurricane Rita and another $1.4 million from Hurricane Katrina, which is at the lower end of the range of estimated losses previously disclosed for that storm. The total catastrophe loss impact is expected to add approximately
4.9 points to the third quarter 2005 combined ratio. This compares to the third quarter 2004 catastrophe loss impact of 6.4 points and the 1998-2004 third quarter historical average combined ratio impact of 3.6 points.

In response to Hurricanes Katrina and Rita, Ohio Casualty had its catastrophe claims teams in place immediately prior to the storms. After the storms the catastrophe teams began the difficult process of contacting policyholders and agents in order to assess damage and begin the claims settlement process as quickly as possible. This effort proved to be challenging due to the extent of damage and the circumstances surrounding these storms.

Chief Executive Officer Dan Carmichael, CPCU, commented, "We offer our deepest sympathies to the victims of these unprecedented events as they deal with the loss of loved ones and work to rebuild their lives and communities. Our company and its employees have offered financial and other assistance to the relief efforts, including a donation to the American Red Cross from the Ohio Casualty Foundation and employee campaigns to provide monetary donations and non-perishable items to relief agencies. At this time, our experienced claims professionals remain onsite in the affected areas, doing all they can to provide assistance and support to our policyholders and agents. We are very proud of their unrelenting efforts to provide reassurance and assistance during these catastrophic events."


Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty insurance companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 47th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2005). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.7 billion as of June 30, 2005.

Safe Harbor Statement
Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The operations, performance and development of the Corporation's business are subject to risks and uncertainties, which may cause actual results to differ materially from those contained in or supported by the forward-looking statements in this release. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability to appoint and/or retain agents; ability to achieve targeted expense savings; ability to achieve premium targets and profitability goals; and general economic and market conditions.


                                     ###